Exhibit 3.1

Companies Act (Revised) of the Cayman Islands Company Limited by Shares

AMENDED AND RESTATED memorandum of association OF Essential Minerals Acquisition Corp (Adopted by special resolution passed on ____, 2026)

Companies Act (Revised)
of the Cayman Islands

Company Limited by Shares

Amended and Restated Memorandum of Association

of

Essential Minerals Acquisition Corp

(Adopted by special resolution passed on ____, 2026)

1	The name of the Company is Essential Minerals Acquisition Corp.

2	The registered office of the Company will be situated at the offices of Suite 210, 2nd Floor, Windward III, Regatta Office Park, Grand Cayman, PO Box 500, KY1-1106 or at such other place in the Cayman Islands as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.

5	The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, provided always that, subject to the Statute and the Company's articles of association, the Company has the power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions,

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.